Nuveen Churchill Direct Lending Corp. Announces First Quarter 2024 Results

Reports Net Investment Income of $0.56 per Share

Declares Second Quarter Regular Distribution of $0.45 per Share

NEW YORK, May 9, 2024 - Nuveen Churchill Direct Lending Corp. (NYSE: NCDL) (“NCDL” or the “Company”), a business development company externally managed by its investment adviser, Churchill DLC Advisor LLC (the “Adviser”), and by its sub-adviser, Churchill Asset Management LLC (“Churchill”), today reported financial results for the quarter ended March 31, 2024.
Financial Highlights for the Quarter Ended March 31, 2024
•Net investment income per share of $0.56
•Total net realized and unrealized gain per share of $0.01
•Net income per share of $0.57
•Net asset value ("NAV") per share of $18.21, compared to $18.13 per share as of December 31, 2023
•Closed on Churchill NCDLC CLO-III, with weighted average pricing of SOFR + 2.11%
•Paid first quarter regular distribution of $0.45 per share on April 29, 2024, which represents a 9.9% total annualized yield based on the first quarter NAV per share
•Declared second quarter regular distribution of $0.45 per share

“As we navigate the evolving credit landscape, we believe that NCDL is well-positioned to benefit from the increase in deal flow owing to Churchill’s position as a leading private credit provider with scale and long-standing private equity limited partner relationships,” said Ken Kencel, President and Chief Executive Officer of NCDL and Churchill. “In the current investment environment, we have a high degree of conviction in our differentiated platform’s ability to deliver strong risk-adjusted returns for our investors.”

“We further diversified and optimized our liability structure by pricing and closing on our third CLO out of NCDL,” said Shai Vichness, Chief Financial Officer of NCDL and Churchill. “With nearly $500 million of liquidity, we are encouraged by the current investment environment and our ability to take advantage of these opportunities. We continue to benefit from the incumbency in our diversified and mature portfolio, which is allowing us to deliver consistent earnings and support our dividend yield.”

Distribution Declaration
The Company’s Board of Directors (the "Board") has declared a second quarter 2024 regular distribution of $0.45 per share payable on July 29, 2024 to shareholders of record as of June 28, 2024. On January 10, 2024, the Board declared four special distributions of $0.10 per share, payable over the next year, the first of which is payable on July 29, 2024, to shareholders of record as of May 13, 2024.
PORTFOLIO AND INVESTMENT ACTIVITY
As of March 31, 2024, the fair value of the Company's portfolio investments was $1.8 billion across 195 portfolio companies and 26 industries. This compares to $1.6 billion as of December 31, 2023 across 179 portfolio companies and 25 industries.
As of March 31, 2024, the Company’s portfolio based on fair value consisted of approximately 89.0% first-lien term loans, 9.3% subordinated debt investments, and 1.8% equity investments. As of December 31, 2023, the Company’s portfolio based on fair value consisted of 87.0% first-lien term loans, 11.2% subordinated debt investments, and 1.9% equity investments.

For the three months ended March 31, 2024, the Company funded $204.3 million of portfolio investments and received $54.9 million of proceeds from principal repayments and sales, compared to $236.1 million and $80.6 million for the three months ended December 31, 2023, respectively.
As of March 31, 2024, the weighted average Internal Risk Rating of the portfolio at fair value remained unchanged at 4.1 (4.0 being the initial rating assigned to investments at origination), as compared to the period ended December 31, 2023. As of March 31, 2024, there was one portfolio company on non-accrual, which represented approximately 0.4% of total investments at amortized cost (or 0.1% of total investments at fair value). As of December 31, 2023, there were no loans on non-accrual.
RESULTS OF OPERATIONS
Investment Income
Investment income, primarily attributable to interest and fees on our debt investments, increased to $51.6 million for the three months ended March 31, 2024, from $34.0 million for the three months ended March 31, 2023, primarily due to an increase in interest income from higher weighted average interest rates and an increase in the Company's deployed capital. As of March 31, 2024, the weighted average yield (based upon fair value) of our debt and income producing investments increased to 11.7%, compared to 11.4% as of March 31, 2023, primarily due to increases in base interest rates.
Net Expenses
Net expenses increased to $21.9 million for the three months ended March 31, 2024, compared to $16.2 million for the three months ended March 31, 2023, primarily due to an increase in interest and debt financing expenses and management fees. Interest and debt financing expenses increased due to higher average daily borrowings, higher average interest rates, the addition of a senior secured revolving credit facility in the second quarter of 2023 and the completion of two debt securitizations on December 7, 2023 and March 14, 2024. The increase in management fees was driven by the Company's deployment of capital and its increased invested balance. Under the terms of the advisory agreement, the Adviser is waiving the incentive fee on income and the incentive fee on capital gains for the first five quarters beginning with the calendar quarter in which the IPO was consummated (i.e., beginning with the calendar quarter ended March 31, 2024 through the calendar quarter ending March 31, 2025).

Liquidity and Capital Resources
As of March 31, 2024, the Company had $64.2 million in cash and cash equivalents and $825.5 million in total aggregate principal amount of debt outstanding. Subject to borrowing base and other conditions, the Company had approximately $431.5 million available for additional borrowings under its existing credit facilities, as of March 31, 2024. Net debt to equity was 0.82x and 1.48x as of March 31, 2024 and March 31, 2023, respectively.
CONFERENCE CALL AND WEBCAST INFORMATION
Nuveen Churchill Direct Lending Corp. will hold a conference call to discuss its first quarter 2024 financial results today at 11:00 AM Eastern Time. All interested parties may participate in the conference call by dialing (866) 605-1826 approximately 10-15 minutes prior to the call; international callers should dial +1 (215) 268-9877. Participants should reference Nuveen Churchill Direct Lending Corp. when prompted.
A live webcast of the conference call will also be available on the Events section of the Company's website at https://www.ncdl.com/news/events. A replay will be available under the same link following the conclusion of the conference call.
About Nuveen Churchill Direct Lending Corp.
Nuveen Churchill Direct Lending Corp. (“NCDL”) is a specialty finance company focused primarily on investing in senior secured loans to private equity-owned U.S. middle market companies. NCDL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. NCDL is externally managed by its investment adviser, Churchill DLC Advisor LLC, and by its sub-adviser, Churchill Asset Management LLC ("Churchill"). Both the investment adviser and sub-adviser are affiliates and subsidiaries of Nuveen, LLC (“Nuveen”) the investment management division of Teachers Insurance and Annuity Association of America (“TIAA”) and one of the largest asset managers globally. Churchill is a leading capital provider for private equity-backed middle market companies and operates as the exclusive U.S. middle market direct lending and private capital business of Nuveen and TIAA. Churchill is a registered investment advisor and majority-owned, indirect subsidiary of TIAA.

Forward-Looking Statements
This press release contains historical information and “forward-looking statements” with respect to the business and investments of NCDL, including, but not limited to, statements about NCDL’s future performance and financial performance and financial condition, which involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond NCDL’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in NCDL’s filings with the Securities and Exchange Commission, including changes in the financial, capital, and lending markets; general economic, political and industry trends and other external factors, and the dependence of NCDL’s future success on the general economy and its impact on the industries in which it invests. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which NCDL makes them. NCDL does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.
Contacts
Investors:
Investor Relations
NCDL-IR@churchillam.com
Media:
Prosek Partners
Madison Hanlon
Pro-churchill@prosek.com
BPS-3564396CR-Q0524W

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollars in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
Assets	(Unaudited)
Investments
Non-controlled/non-affiliated company investments, at fair value (amortized cost of $1,814,985 and $1,666,169, respectively)	$1,794,559	$1,641,686
Cash and cash equivalents	64,146	67,395
Restricted cash	50	50
Interest receivable	16,067	17,674
Receivable for investments sold	422	3,919
Prepaid expenses	118	13
Other assets	$125	$127
Total assets	$1,875,487	$1,730,864

Liabilities
Secured borrowings (net of $8,286 and $7,941 deferred financing costs, respectively) (See Note 6)	$817,214	$943,936
Payable for investments purchased	16,877	—
Interest payable	11,022	9,837
Due to adviser expense support (See Note 5)	—	632
Management fees payable	3,264	3,006
Distributions payable	24,684	22,683
Directors’ fees payable	128	96
Accounts payable and accrued expenses	4,065	2,789
Total liabilities	$877,254	$982,979

Commitments and contingencies (See Note 7)

Net Assets: (See Note 8)
Common shares, $0.01 par value, 500,000,000 and 500,000,000 shares authorized, 54,815,740 and 41,242,105 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	$548	$412
Paid-in-capital in excess of par value	1,021,573	776,719
Total distributable earnings (loss)	(23,888)	(29,246)
Total net assets	$998,233	$747,885

Total liabilities and net assets	$1,875,487	$1,730,864

Net asset value per share (See Note 9)	$18.21	$18.13

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Investment income:
Non-controlled/non-affiliated company investments:
Interest income	$49,078	$33,387
Payment-in-kind interest income	1,992	321
Dividend income	308	16
Other income	217	236
Total investment income	51,595	33,960

Expenses:
Interest and debt financing expenses	16,941	12,743
Management fees (See Note 5)	3,264	2,306
Incentive fees on net investment income	4,459	—
Professional fees	710	590
Directors' fees	128	96
Administration fees (See Note 5)	542	309
Other general and administrative expenses	277	171
Total expenses before expense support and Incentive fees waived	26,321	16,215
Expense support (See Note 5)	—	(14)
Incentive fees waived (See Note 5)	(4,459)	—
Net Expenses	21,862	16,201
Net investment income	29,733	17,759

Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on non-controlled/non-affiliated company investments	(3,625)	6,481
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated company investments	4,057	(11,137)
Income tax (provision) benefit	(141)	(386)
Total net change in unrealized gain (loss)	3,916	(11,523)
Total net realized and unrealized gain (loss) on investments	291	(5,042)

Net increase (decrease) in net assets resulting from operations	$30,024	$12,717

Per share data:
Net investment income per share - basic and diluted	$0.56	$0.62
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.57	$0.44
Weighted average common shares outstanding - basic and diluted	52,758,353	28,727,285

PORTFOLIO AND INVESTMENT ACTIVITY
(information presented herein is at amortized cost; dollar amounts in thousands)

	Three Months Ended March 31,
	2024	2023
Investments:
Total investments, beginning of period	$1,666,169	$1,225,573
Purchase of investments	204,329	99,914
Proceeds from principal repayments and sales of investments	(54,896)	(39,602)
Payment-in-kind interest	1,992	321
Amortization of premium/accretion of discount, net	1,016	905
Net realized gain (loss) on investments	(3,625)	6,481
Total investments, end of period	$1,814,985	$1,293,592

Portfolio companies at beginning of period	179	145
Number of new portfolio companies funded	23	11
Number of portfolio companies sold or repaid	(7)	(3)
Portfolio companies at end of period	195	153
Count of investments	414	304
Count of industries	26	23